Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Satellos Bioscience Inc. (the Company) of our Report of Independent Registered Public Accounting Firm dated March 27, 2026 relating to the consolidated financial statements, which appears in Exhibit 99.2 of the Company's Annual Report on Form 40-F for the year ended December 31, 2025.

We also consent to the reference to us under the heading “Auditors” in the short form base shelf prospectus which forms part of this Registration Statement. We also consent to reference to us under the heading “Interests of Experts” in the Annual Information Form filed as Exhibit 99.1 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2025, which is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada

August 11, 2026